Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Announces Fourth Quarter and Full Year 2016 Results

•                  Fourth quarter 2016 GAAP net loss of $270 million, or $5.22 loss per share

•                  Fourth quarter 2016 adjusted net income of $29 million, or $0.54 earnings per diluted share

•                  Full year 2016 GAAP net loss of $162 million, or $3.14 loss per share

•                  Full year 2016 adjusted net income of $143 million, or $2.73 earnings per diluted share

•                  Q4 2016 adjusted results exclude a previously announced non-cash 50-seat aircraft asset impairment of $466 million and an early aircraft lease return charge of $7 million (pre-tax)

ST. GEORGE, Utah, February 2, 2017. SkyWest, Inc. (NASDAQ: SKYW) (“SkyWest”) today reported financial and operating results for the fourth quarter of 2016, including a net loss of $270 million, or $5.22 loss per share, compared to net income of $41 million, or $0.78 earnings per diluted share for Q4 2015. Adjusted net income for Q4 2016 was $29 million, or $0.54 earnings per diluted share, compared to adjusted net income of $25 million, or $0.49 earnings per diluted share for Q4 2015. The adjusted results for Q4 2016 exclude (pre-tax) a $466 million non-cash impairment charge and $7 million of early lease return charges, both previously announced. The improvement in adjusted net income was primarily due to SkyWest’s continued execution on its ongoing fleet transition and strong operating performance.

Net loss for the 2016 year was $162 million, or $3.14 loss per share, compared to net income of $118 million, or $2.27 earnings per diluted share for the 2015 year. Adjusted net income was $143 million, or $2.73 earnings per diluted share, for the 2016 year, compared to adjusted net income of $103 million, or $1.98 earnings per diluted share, for the 2015 year.

Commenting on the results, Chip Childs, SkyWest, Inc. Chief Executive Officer, said, “Our improved 2016 results were largely due to the addition, removal or redeployment of over 125 aircraft across our base fleet of 652 aircraft. The evolution of our fleet continues to reduce our risk, improve our capital flexibility and ensure we adapt to our major partners’ long and short-term needs. Our ability to execute these significant transitions is only possible with the exceptional work of the 19,000 professionals across our organizations.”

The Q4 2016 results included a previously-announced non-cash impairment charge of $466 million (pre-tax) on SkyWest’s 50-seat aircraft and related long-lived assets and spare aircraft parts.  This non-cash impairment charge was net of the $90 million that SkyWest received from Bombardier during Q4 2016 in connection with the early settlement of Bombardier’s residual aircraft guarantees on certain CRJ200 aircraft. The required sale of each aircraft and the cost to SkyWest of returning the aircraft to mid-time condition were points of risk and uncertainty for SkyWest that the early settlement eliminates. Schedule reductions in 50-seat aircraft for 2017 and a reduced market value on 50-seat aircraft and related assets were additional factors in the impairment charge.

Q4 2016 Financial Highlights

Revenue was $758 million in Q4 2016, up $5 million from Q4 2015. The increase in revenue included the net impact of adding 41 new E175 aircraft since Q4 2015 (of which 19 were delivered in Q4 2016) and economic improvements from SkyWest’s fleet transition, partially offset by the removal of 28 ERJ145s, 12 CRJ200s and nine CRJ700s during the 2016 year.

Operating expenses were $1,162 million in Q4 2016, up $462 million from Q4 2015. The increase was due to the $466 million 50-seat aircraft non-cash asset impairment charge and $7 million in early lease return charges on four CRJ700s removed from service during the quarter, partially offset by lower direct operating costs from fewer aircraft in service.

Q4 2016 Operational Update

Dual-Class Aircraft (E175s, CRJ700s and CRJ900s):

SkyWest Airlines, Inc. (“SkyWest Airlines”) took delivery of 41 E175s during the 2016 year, of which 19 aircraft were delivered in Q4 2016.  SkyWest’s scheduled deliveries of its remaining E175 firm orders are below:

		Scheduled E175 Aircraft Deliveries
	Total in-service December 31, 2016	Q1 2017	Q2 2017	Q4 2017	Total anticipated in-service by end of 2017
United	58	2	5	—	65
Alaska	15	5	—	—	20
Delta	13	—	5	1	19
Total E175s:	86	7	10	1	104

As previously announced, during Q4 2016 ExpressJet Airlines, Inc. (“ExpressJet”) and American Airlines agreed to place 12 used CRJ700 aircraft into service under a multi-year contract term. SkyWest Airlines had 23 CRJ700s in service with American at the end of 2016. In total, SkyWest Airlines and ExpressJet are scheduled to have 49 CRJ700s in service with American by mid-2017. The 49 CRJ700s scheduled for service with American were previously operated in SkyWest’s existing fleet with other major airline partners.

SkyWest previously announced that it expected to remove a total of 20 CRJ700s from service by early 2017 under an early lease return arrangement, of which eight aircraft have been removed from service and 12 aircraft are now under contract to be placed into service under the American agreement. SkyWest incurred $7 million (pre-tax) in early lease termination charges on four CRJ700s removed from service during Q4 2016 and other lease return costs on CRJ200 aircraft.

50-seat Aircraft (CRJ200s and ERJ145/135s):

At the end of 2016, SkyWest had 213 CRJ200s and 159 ERJ145/135s in scheduled service. SkyWest anticipates it will reduce its CRJ200s by approximately 46 aircraft and its ERJ145/135s by approximately 59 aircraft during 2017. As previously announced, ExpressJet anticipates it will transition to flying primarily dual-class aircraft in its CRJ operation by removing its CRJ200 aircraft from service over the next year.

Operating Performance Update:

Flight completion rates at SkyWest Airlines and ExpressJet for Q4 2016 and Q4 2015 are summarized as follows:

	SkyWest Airlines		ExpressJet
	Q4 2016	Q4 2015	Q4 2016	Q4 2015
Adjusted Completion *	99.9%	99.8%	99.8%	99.9%
Raw Completion	98.2%	98.4%	98.4%	98.0%

* Adjusted Completion excludes weather cancellations. Raw Completion includes weather cancellations.

Q4 2016 Capital and Liquidity Update

SkyWest had $565 million in cash and marketable securities at December 31, 2016, flat with September 30, 2016. SkyWest received $90 million from Bombardier during Q4 2016 as an early settlement of the terminated residual value guarantee agreements. Additionally, SkyWest used $76 million toward the purchase of 19 E175 aircraft and $17 million to pay off certain outstanding debt early at a discount during the quarter.

SkyWest issued $429 million in new long-term debt during Q4 2016 to finance the 19 new E175s delivered during the quarter. Total debt increased by $320 million during the fourth quarter from the new E175 aircraft acquired, net of scheduled principal payments.

In Q4 2016, excluding aircraft purchased, SkyWest used $24 million for other capital investments.

Reconciliation of Non-GAAP financial measures

Although SkyWest’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), SkyWest management believes that certain non-GAAP financial measures may provide investors with useful information regarding the underlying business trends and performance of SkyWest’s ongoing operations and may be useful for period-over-period comparisons of such operations. The following table sets forth supplemental financial data and corresponding reconciliations to GAAP financial statements for the three and twelve months ended December 31, 2016. Readers should consider these non-GAAP measures in addition to, not a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures exclude some, but not all, items that may affect SkyWest’s net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies.

Reconciliation to Adjusted Net Income and Diluted Earnings per Share (unaudited)

(Dollars in thousands, except per diluted share)

	Three months ended December 31, 2016
	Pre-tax income (loss)	Income tax (expense)	Net income (loss)	Net income (loss) per Diluted Share
GAAP income (loss)	$(426,222)	$155,977	$(270,245)	$(5.22)
Q4 2016 adjustments (1)	465,649	(171,047)	294,602
Q4 2016 adjustments (2)	6,878	(2,526)	4,352
Non-GAAP income (3)	$46,305	$(17,596)	$28,709	$0.54

	For the year ended December 31, 2016
	Pre-tax income (loss)	Income tax (expense)	Net income (loss)	Net income (loss) per Diluted Share
GAAP income (loss)	$(248,812)	$87,226	$(161,586)	$(3.14)
2016 year adjustments (1)	465,649	(171,047)	294,602
2016 year adjustments (4)	16,101	(6,023)	10,078
Non-GAAP income (3)	$232,938	$(89,844)	$143,094	$2.73

	For the three months ended December 31, 2015
	Pre-tax income	Income tax (expense)	Net income	Net income per Diluted Share
GAAP income	$65,760	$(25,306)	$40,454	$0.78
Q4 2015 adjustments (5)	(24,731)	9,517	(15,214)
Non-GAAP income	$41,029	$(15,789)	$25,240	$0.49

	For the year ended December 31, 2015
	Pre-tax income	Income tax (expense)	Net income	Net income per Diluted Share
GAAP income	$194,322	$(76,505)	$117,817	$2.27
2015 year adjustments (5)	(24,731)	9,517	(15,214)
Non-GAAP income	$169,591	$(66,988)	$102,603	$1.98

The following adjustments allow investors to better understand and analyze our recurring core performance in the period presented.

(1)         Adjusts for a non-cash impairment charge on 50-seat aircraft and related long-lived assets and spare aircraft parts net of a $90 million early settlement of residual value guarantees with Bombardier received in Q4 2016.

(2)         Adjusts for early lease return charges on four CRJ700s.

(3)         Proforma diluted shares outstanding for Non-GAAP net income were 52,806,000 and 52,369,000 for the three and twelve months ended December 31, 2016, respectively.

(4)         Adjusts for early lease return charges on eight CRJ700s.

(5)         Adjusts for a gain from an early debt payoff of approximately $32.6 million, partially offset by a resolution of a contract matter with a major partner of approximately $7.9 million reflected as a reduction to revenue.

About SkyWest

SkyWest, Inc. is the holding company for two scheduled passenger airline operations and an aircraft leasing company. SkyWest’s airline companies provide commercial air service in cities throughout North America with more than 3,100 daily flights carrying nearly 54 million passengers annually. SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, American Airlines and Alaska Airlines. ExpressJet Airlines operates through partnerships with United Airlines, Delta Air Lines and American Airlines. Based in St. George, Utah, SkyWest continues to set the standard for excellence across the regional industry with unmatched value for customers, shareholders and its more than 19,000 employees.

SkyWest will host its conference call to discuss fourth quarter 2016 results today, February 2, 2017, at 2:30 p.m. Mountain. The conference call number is 1-877-418-5293 for domestic callers, 1-866-605-3852 for Canada callers and 1-412-717-9593 for other international callers. Please call up to ten minutes in advance to ensure you are connected prior to the start of the call. The conference call will also be available live on the Internet at https://www.webcaster4.com/Webcast/Page/1088/19327 .

This press release and additional information regarding SkyWest, including access information for the digital rebroadcast of the fourth quarter 2016 earnings call, participation at investor conferences, investor presentations and monthly traffic statistic releases, can be accessed at inc.skywest.com.

Forward Looking-Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “forecasts”, “expects,” “intends,” “believes,” “anticipates,” “estimates”, “should,” “likely” and similar expressions identify forward-looking statements. Such statements include, but are not limited to, statements about SkyWest’s future financial and operating results, plans, objectives, expectations, estimates, intentions and outlook, and other statements that are not historical facts. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statement. Readers should note that many factors could affect the future operating and financial results of SkyWest, SkyWest Airlines or ExpressJet, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release. These factors include, but are not limited to, the prospects of entering into agreements with existing or other carriers to fly new aircraft, ongoing negotiations between SkyWest, SkyWest Airlines and ExpressJet and their major partners regarding their contractual obligations, uncertainties regarding operation of new aircraft, the ability to attract and retain qualified pilots, the impact of regulatory issues such as pilot rest rules and qualification requirements, and the ability to obtain aircraft financing.

Actual operational and financial results of SkyWest, SkyWest Airlines and ExpressJet will likely also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the challenges and costs of integrating operations and realizing anticipated synergies and other benefits from the acquisition of ExpressJet; the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; the financial stability of SkyWest’s major partners and any potential impact of their financial condition on the operations of SkyWest, SkyWest Airlines, or ExpressJet; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest’s operating airlines conduct flight operations; variations in market and economic conditions; significant aircraft lease and debt commitments; realization of manufacturer residual value guarantees on applicable SkyWest aircraft; residual aircraft values and related impairment charges; labor relations and costs; the impact of global instability; rapidly fluctuating fuel costs, and potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; the ability to attract and retain qualified pilots and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ materially from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

SkyWest, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Loss)

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2016	2015	2016	2015
OPERATING REVENUES
Passenger	$740,736	$736,938	$3,051,414	$3,030,023
Ground handling and other	17,280	15,805	69,792	65,540
Total operating revenues	758,016	752,743	3,121,206	3,095,563

OPERATING EXPENSES
Salaries, wages and benefits	295,637	297,261	1,211,380	1,203,312
Aircraft maintenance, materials and repairs	144,584	142,891	569,306	604,863
Aircraft rentals	57,144	66,837	262,602	273,696
Depreciation and amortization	75,538	67,554	284,969	264,507
Aircraft fuel	31,457	27,870	122,284	118,124
Ground handling services	18,434	19,713	72,659	82,694
Special items	465,649	—	465,649	—
Other operating expenses	74,037	78,406	305,041	313,852
Total operating expenses	1,162,480	700,532	3,293,890	2,861,048
OPERATING INCOME (LOSS)	(404,464)	52,211	(172,684)	234,515

OTHER INCOME (EXPENSE)
Interest income	637	350	2,143	1,997
Interest expense	(22,301)	(19,391)	(78,177)	(75,850)
Other, net	(94)	32,590	(94)	33,660
Total other income (expense), net	(21,758)	13,549	(76,128)	(40,193)

INCOME (LOSS) BEFORE INCOME TAXES	(426,222)	65,760	(248,812)	194,322
PROVISION (BENEFIT) FOR INCOME TAXES	(155,977)	25,306	(87,226)	76,505
NET INCOME (LOSS)	$(270,245)	$40,454	$(161,586)	$117,817

BASIC EARNINGS (LOSS) PER SHARE	$(5.22)	$0.80	$(3.14)	$2.31
DILUTED EARNINGS (LOSS) PER SHARE	$(5.22)	$0.78	$(3.14)	$2.27

Weighted average common shares
Basic	51,757	50,880	51,505	51,077
Diluted	51,757	51,657	51,505	51,825

SkyWest, Inc. and Subsidiaries

Summary of Consolidated Balance Sheets

(Dollars in Thousands)

(Unaudited)

	December 31, 2016	December 31, 2015
Cash, restricted cash, and marketable securities	$564,907	$497,919
Other current assets	482,170	519,651
Total current assets	$1,047,077	$1,017,570
Property and equipment, net	3,782,897	3,432,597
Deposit on aircraft	38,800	38,150
Other long term assets	268,477	293,667
Total assets	$5,137,251	$4,781,984

Current portion, long-term debt	$305,460	$268,667
Other current liabilities	441,805	479,359
Total current liabilities	$747,265	$748,026

Long-term debt, net of current maturities	2,240,051	1,659,234
Other long-term liabilities	798,992	868,289
Stockholders’ equity	1,350,943	1,506,435
Total liabilities and stockholder’s equity	$5,137,251	$4,781,984

Unaudited Operating Highlights

	Three Months Ended December 31				Twelve Months Ended December 31
	2016	2015	Change		2016	2015	Change
Passengers carried	12,926,784	13,614,945	(5.1)%		53,539,438	56,228,593	(4.8)%
Revenue passenger miles (000)	6,795,102	7,231,965	(6.0)%		28,015,298	29,671,911	(5.6)%
Available seat miles (000)	8,197,829	8,768,088	(6.5)%		34,108,350	35,902,503	(5.0)%
Block hours	464,736	500,445	(7.1)%		1,938,492	2,074,804	(6.6)%
Departures	273,589	293,467	(6.8)%		1,153,480	1,226,897	(6.0)%
Passenger load factor	82.9%	82.5%	(0.4	)pts	82.1%	82.6%	(0.5	)pts
Yield per revenue passenger mile	$0.109	$0.102	6.9%		$0.109	$0.102	6 9.	%
Revenue per available seat mile	$0.092	$0.086	7.0%		$0.092	$0.086	7.0%
Cost per available seat mile	$0.145	$0.082	76.8%		$0.099	$0.082	20.7%
Average passenger trip length	526	531	(0.9)%		523	528	(0.9)%

SkyWest, Inc. and Subsidiaries

Additional Operational Information (unaudited)

SkyWest’s total fleet in service increased by 10 aircraft during Q4 2016, as follows:

Aircraft available for scheduled service at September 30, 2016:		642
Additions:
New E175 aircraft added with United Airlines (“United”):	9
New E175 aircraft added with Delta Air Lines (“Delta”):	8
New E175 aircraft added with Alaska Airlines (“Alaska”):	2
Used CRJ700 aircraft placed with American Airlines (“American”):	5
Total Additions/Transitioned:		24
Removals:
ERJ145 aircraft removed from service with United:	(9)
CRJ700 aircraft removed from service with Alaska:	(5)
Total Removals:		(14)
Aircraft available for scheduled service at December 31, 2016:		652

SkyWest’s total fleet in service decreased by eight aircraft for the 2016 year, as follows:

Aircraft available for scheduled service at December 31, 2015:		660
Additions:
New E175 aircraft added with United:	18
New E175 aircraft added with Delta:	13
New E175 aircraft added with Alaska:	10
Total Additions:		41
Removals:
ERJ145 aircraft removed from service with multiple partners:	(28)
CRJ200 aircraft removed from service with multiple partners:	(12)
CRJ700 aircraft removed from service with multiple partners:	(9)
Total Removals:		(49)
Aircraft available for scheduled service at December 31, 2016:		652

SkyWest, Inc. and Subsidiaries

Additional Operational Information (continued and unaudited)

	Completed Block Hours by Aircraft Type and by Airline
	Three months ended December 31			Twelve months ended December 31
	2016	2015	Variance %	2016	2015	Variance %
By Aircraft Type:
E175s	68,048	40,821	66.7	219,421	126,108	74.0
CRJ700/900s	137,351	164,275	(16.4)	608,377	654,364	(7.0)
Dual-class aircraft	205,399	205,096	0.1	827,798	780,472	6.1

CRJ200s	143,319	154,819	(7.4)	619,840	659,358	(6.0)
ERJ145/135s	116,018	140,525	(17.4)	490,854	622,650	(21.2)
EMB120s	—	—	—	—	12,324	(100.0)
Single-class aircraft	259,337	295,344	(12.2)	1,110,694	1,294,332	(14.2)
Total Block Hours	464,736	500,440	(7.1)	1,938,492	2,074,804	(6.6)

	Three months ended December 31			Twelve months ended December 31
	2016	2015	Variance %	2016	2015	Variance %
By Airline:
SkyWest Airlines	269,586	271,068	(0.5)	1,105,031	1,074,809	2.8
ExpressJet	195,150	229,372	(14.9)	833,461	999,995	(16.7)
Total Block Hours	464,736	500,440	(7.1)	1,938,492	2,074,804	(6.6)

	Quarterly Fleet, Block Hour and ASM Production Forecast for 2017
	As of 12/31/2016	As of 3/31/2017	As of 6/30/2017	As of 9/30/2017	As of 12/31/2017
	(Actual)	(Estimate)	(Estimate)	(Estimate)	(Estimate)
Fleet (1):
E175s	86	93	103	103	104
CRJ700/900s	194	194	194	194	194
CRJ200s	213	198	195	180	167
ERJ145s/135s	159	140	124	113	100
Totals	652	625	616	590	565

	Q1-2017	Q2-2017	Q3-2017	Q4-2017	Total 2017
	(Estimate)	(Estimate)	(Estimate)	(Estimate)	(Estimate)
Production (2):
Block Hours	457,000	468,000	468,000	434,000	1,827,000
ASMs (in billions)	7.9 b	8.8 b	9.2 b	8.4 b	34.3 b

(1)           Fleet count excludes aircraft removed from scheduled service. Actual fleet counts may vary from the forecast due to timing of aircraft removed from service, timing of aircraft transitioned into service and timing of new aircraft deliveries.

(2)           Actual production may vary from estimates for various reasons including, but not limited to, timing of aircraft removals and deliveries and anticipated flight completion rates.